Exhibit 99.1

[Allegheny Logo Appears Here]

NEWS RELEASE

For Media, contact:	For Investor Relations, contact:
Janice D. Lantz	Max Kuniansky
Manager, Communications	Director, Investor Relations
800 Cabin Hill Drive	800 Cabin Hill Drive
Greensburg, PA 15601-1689	Greensburg, PA 15601-1689
Phone: (724) 838-6966	Phone: (724) 838-6895
Media Hotline: 1-888-233-3583	E-Mail: mkunian@alleghenyenergy.com
E-Mail: jlantz@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Reports Financial Results for Third Quarter of 2003

Hagerstown, Md., January 23, 2004 – Allegheny Energy, Inc. (NYSE: AYE) today announced financial results for the third quarter of 2003. Concurrently, Allegheny filed the related quarterly financial report on Form 10-Q with the Securities and Exchange Commission and also its Form 10-Q for the third quarter of 2002.

Third Quarter Consolidated Financial Results

For the three months ended September 30, 2003, Allegheny reported a consolidated net loss of $51.0 million, or $0.40 per share, compared with a consolidated net loss of $263.0 million, or $2.09 per share, for the same period in 2002. Net losses on energy trading in the Generation and Marketing segment, which totaled $78.7 million ($51.8 million, net of income taxes), were a principal factor contributing to the consolidated net loss for this period.

Paul J. Evanson, Chairman and CEO, said: “With our exit from the Western energy markets and a refocus of our trading business on asset optimization, our exposure to energy trading losses and the volatility of our financial results should be significantly reduced in the future. In addition to trading losses, we continue to experience high expenses for consulting, accounting and legal services and interest charges.

“The good news is we are now current with our financial reporting and expect to file our 2003 10-K in March as scheduled. We continue to regard 2004 as a year of transition as we concentrate on refinancing our debt and creating a high-performance culture that will improve quality and reduce costs. I am confident that we are taking the right steps for success,” Mr. Evanson concluded.

Allegheny’s consolidated net loss for the third quarter of 2003 decreased by $212.0 million. The following items significantly contributed to the results:

•	Net losses on energy trading decreased by $243.1 million ($160.2 million, net of income taxes) compared to the third quarter of 2002. For the third quarter of 2003, Allegheny recorded a net trading loss of approximately $78.7 million compared to a net trading loss of $321.8 million ($198.9 million, net of income taxes) for the third quarter of 2002. Included in the trading losses for the third quarter of 2003 is a net loss of approximately $101.6 million ($66.9 million, net of income taxes) associated with exiting the Western energy trading markets, including the sale of the California energy supply contract and associated hedges and tolling agreements.

•	Workforce reduction expenses of $104.2 million ($64.4 million, net of income taxes), which were incurred in the third quarter of 2002. There were no such expenses in the third quarter of 2003.

•	An increase in interest charges of $46.1 million ($30.4 million, net of income taxes) as compared to the same period in 2002, primarily due to an increase in debt outstanding, including debt associated with a refinancing in February 2003 and the issuance of convertible trust preferred securities in July 2003.

Third Quarter Results by Segment

Delivery and Services: The Delivery and Services segment reported net income of $29.2 million for the third quarter of 2003 as compared to a net loss of $23.2 million for the same period in 2002. The improvement is due largely to lower workforce reduction expenses, which amounted to $52.7 million ($32.6 million, net of income taxes) for the third quarter in 2002. There were no such expenses in the same period of 2003. Other reasons for the improved year-over-year results included a $9.6 million gain on the sale of land in the third quarter of 2003 and an aggregate $33.7 million write-down and impairment charge related to unregulated assets and investments in the third quarter of 2002. Regulated electric revenues decreased by $13.6 million, or approximately 2 percent, compared to the third quarter of 2002, primarily due to cooler summer weather. Regulated gas revenues increased by $3.2 million, or approximately 18 percent, due to an increase in residential and commercial sales. Unregulated services revenues decreased by $152.3 million compared to the third quarter of 2002, primarily due to the sale of Alliance Energy Services on December 31, 2002, but this decrease had minimal effect on net income for the segment.

Generation and Marketing: The Generation and Marketing segment reported a net loss of $85.1 million for the third quarter of 2003 compared to a net loss of $240.6 million for the comparable period in 2002. The net loss for the third quarter of 2003 decreased by $155.5 million, primarily due to the reduced energy trading losses as described above and the absence of workforce reduction expenses of $51.5 million ($31.9 million, net of income taxes) for the third quarter of 2002. There were no such expenses in the third quarter of 2003. Interest expense increased by $45.8 million ($30.2 million, net of income taxes) for the reasons described above.

Nine-Month Consolidated Financial Results

For the first nine months of 2003, Allegheny reported a consolidated net loss of $341.3 million, or $2.69 per share, compared to a consolidated net loss of $350.9 million, or $2.80 per share, for the same period in 2002. Before the cumulative effect of previously announced accounting changes, the consolidated loss was $320.6 million, or $2.53 per share, compared to a consolidated loss of $220.4 million, or $1.76 per share, for the same period in 2002.

Items contributing to the net loss for the first nine months of 2003 included:

•	Net losses on energy trading were $451.0 million ($263.4 million, net of income taxes) for the first nine months of 2003 compared to net losses of $210.7 million ($128.6 million, net of income taxes) for the comparable prior-year period. The net losses for the first nine months of 2003 included approximately $520.0 million associated with exiting the Western energy trading markets, offset in part by $69.0 million representing the net result of settling and terminating energy trading positions in other energy markets.

•	Interest charges for the first nine months of 2003 were $350.9 million ($204.9 million, net of income taxes) as compared to interest charges of $229.2 million ($139.8 million, net of income taxes) for the comparable period in 2002 for the reasons described in the third quarter results above.

•	Gains of $75.8 million ($56.7 million, net of income taxes) recorded in the first quarter of 2003 for the reapplication of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation,” to certain electric generation assets in West Virginia; an impairment charge recorded in the first quarter of 2003 of $28.5 million ($16.6 million net of income taxes) for assets held for sale, including the Conemaugh Generating Station; and after-tax charges recorded in the first quarter of 2003 of $20.7 million due to cumulative effect of accounting changes associated with energy trading contracts and asset retirement obligations.

A summary of nine-month results by business segment is included in the attached financial charts.

Analyst Conference Call

Allegheny will comment further on these results in an analyst conference call on Monday, January 26, at 11:00 a.m. Eastern Time. To listen to a live Internet broadcast of the call, visit www.alleghenyenergy.com. A taped replay of the call will be available after the live broadcast.

Allegheny Energy

Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about the Company is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by the Delivery and Services segment; the closing of various agreements; execution of restructuring activity and liquidity enhancement plans; results of litigation; financing requirements and plans to meet those requirements; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and outstanding financial reporting obligations; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports and registration statements filed with the Securities and Exchange Commission.

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ALLEGHENY ENERGY, INC.

Consolidated Statements of Operations

(In thousands, except number of shares and per share data)	Unaudited Three Months Ended September 30,		Unaudited Nine Months Ended September 30,
	2003	2002	2003	2002
Total operating revenues	$637,560	$537,136	$1,712,465	$2,326,834

Cost of revenues:
Fuel consumed for electric generation	160,764	166,095	453,590	436,266
Purchased energy and transmission	82,046	75,060	249,841	265,498
Natural gas purchases	16,198	128,572	137,702	432,099
Deferred energy costs, net	(10,023)	(3,675)	(30,647)	10,908
Other	7,241	37,287	27,427	77,267

Total cost of revenues	256,226	403,339	837,913	1,222,038

Net revenues	381,334	133,797	874,552	1,104,796

Other operating expenses:
Workforce reduction expenses	—	104,170	—	104,170
Operation expense	213,127	218,704	789,309	714,084
Depreciation and amortization	86,039	77,359	243,124	233,226
Taxes other than income taxes	50,301	52,381	161,663	168,570

Total other operating expenses	349,467	452,614	1,194,096	1,220,050

Operating income (loss)	31,867	(318,817)	(319,544)	(115,254)

Other income and (expenses), net	15,154	(34,867)	96,767	(27,844)

Interest charges and preferred dividends:
Interest on debt and other	127,282	81,183	350,930	229,176
Allowance for borrowed funds used during construction and interest capitalized	(2,432)	(3,610)	(15,853)	(9,485)
Dividends on preferred stock of subsidiaries	1,259	1,260	3,778	3,778

Total interest charges and preferred dividends	126,109	78,833	338,855	223,469

Consolidated loss before income taxes, minority interest, and cumulative effect of accounting changes	(79,088)	(432,517)	(561,632)	(366,567)

Federal and state income tax (benefit)	(26,554)	(164,883)	(231,950)	(141,563)

Minority interest (benefit)	(1,537)	(4,618)	(9,122)	(4,602)

Consolidated loss before cumulative effect of accounting changes	(50,997)	(263,016)	(320,560)	(220,402)

Cumulative effect of accounting changes, net of taxes of $12,974 and $79,596	—	—	(20,765)	(130,514)

Consolidated net loss	$(50,997)	$(263,016)	$(341,325)	$(350,916)

Weighted average basic and diluted common shares outstanding	126,959,283	125,691,877	126,800,176	125,460,716

Basic and diluted loss per share:
Consolidated loss before cumulative effect of accounting changes	$(0.40)	$(2.09)	$(2.53)	$(1.76)

Cumulative effect of accounting changes, net	—	—	(0.16)	(1.04)

Consolidated net loss	$(0.40)	$(2.09)	$(2.69)	$(2.80)

ALLEGHENY ENERGY, INC.

Consolidated Statements of Cash Flows

	Unaudited Nine Months Ended September 30,
(In thousands)	2003	2002
Cash flows from operations:
Consolidated net loss	$(341,325)	$(350,916)
Cumulative effect of accounting changes, net	20,765	130,514

Consolidated loss before cumulative effect of accounting changes	(320,560)	(220,402)
Reapplication of SFAS No. 71	(75,824)	—
Depreciation and amortization	243,124	233,226
Amortization of adverse purchase power contract	(14,298)	(17,345)
Loss (gain) on disposal of assets	21,334	(15,033)
Minority interest	(9,122)	(4,602)
Deferred investment credit and income taxes, net	(159,600)	(7,432)
Deferred energy costs, net	(30,647)	10,908
Unrealized losses on commodity contracts, net	483,811	184,497
Workforce reduction expenses	—	94,220
Impairment of unregulated investments	—	38,036
Impairment of generation projects	—	38,488
Changes in certain assets and liabilities:
Accounts receivable, net	100,066	(34,238)
Materials and supplies	(38,163)	(40,487)
Prepaid taxes	(16,252)	(10,185)
Taxes receivable/payable, net	181,433	21,044
Accounts payable	(46,539)	100,765
Benefit plans’ investments	20,993	30,583
Accrued payroll	(12,300)	(32,087)
Interest accrued	22,447	25,653
Purchased options	10,053	(24,075)
Contract termination costs	(47,706)	—
Other, net	18,447	370

	330,697	371,904
Cash flows used in investing:
Acquisition of electric generating assets	(318,435)	—
Construction expenditures	(205,604)	(330,300)
Proceeds from sale of businesses and assets	55,894	16,556

	(468,145)	(313,744)
Cash flows from financing:
Proceeds from credit facilities, notes, and bonds	2,317,257	735,960
Restricted funds on deposit with trustee	(34,175)	605
Proceeds from issuance of common stock	—	647
Payments on credit facilities, notes, and bonds	(417,797)	(352,399)
Cash dividends paid on common stock	—	(145,044)
Short-term debt, net	(1,131,966)	(100,582)

	733,319	139,187

Net change in cash and temporary cash investments	595,871	197,347
Cash and temporary cash investments at January 1	204,231	37,980

Cash and temporary cash investments at September 30	$800,102	$235,327

ALLEGHENY ENERGY, INC.

Consolidated Balance Sheets

	Unaudited
(In thousands)	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and temporary cash investments	$800,102	$204,231
Accounts receivable:
Billed:
Customer	243,599	316,260
Energy trading and other	107,676	93,700
Unbilled	117,195	166,055
Allowance for uncollectible accounts	(43,399)	(29,645)
Materials and supplies (at average cost):
Operating and construction	110,402	111,267
Fuel	111,802	74,768
Taxes receivable	—	185,691
Deferred income taxes	52,667	46,102
Commodity contracts	15,741	156,313
Prepaid taxes	66,209	49,957
Assets held for sale	—	9,259
Restricted funds	111,835	2,351
Other, including current portion of regulatory assets	97,102	77,563

	1,790,931	1,463,872
Property, plant, and equipment:
In service, at original cost	11,632,793	10,976,166
Construction work in progress	162,603	380,959

	11,795,396	11,357,125
Accumulated depreciation	(4,686,817)	(4,474,551)

	7,108,579	6,882,574
Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	367,287
Benefit plans’ investments	7,538	47,309
Unregulated investments	54,233	56,393
Intangible assets	38,648	38,648
Other	44,520	22,685

	512,226	532,322
Deferred charges:
Commodity contracts	4,870	1,055,160
Regulatory assets	563,809	558,811
Other	142,624	107,540

	711,303	1,721,511

Total assets	$10,123,039	$10,600,279

ALLEGHENY ENERGY, INC.

Consolidated Balance Sheets (Continued)

	Unaudited
(In thousands)	September 30, 2003	December 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$1,131,966
Long-term debt due within one year	699,289	257,200
Debentures, notes, and bonds reclassified to current	4,888,410	3,662,201
Accounts payable	326,556	380,019
Taxes accrued – other	92,791	97,049
Adverse power purchase commitments	18,297	19,064
Commodity contracts	41,514	191,186
Interest accrued	85,058	62,611
Other, including current portion of regulatory liabilities	180,067	189,537

	6,331,982	5,990,833

Long-term debt	407,291	115,944

Deferred credits and other liabilities:
Commodity contracts	62,959	590,546
Unamortized investment credit	91,415	96,183
Deferred income taxes	934,506	1,079,151
Obligation under capital leases	34,815	39,054
Regulatory liabilities	51,445	111,967
Adverse power purchase commitments	222,616	236,147
Other	308,114	313,106

	1,705,870	2,466,154

Minority interest	11,685	21,841

Preferred stock of subsidiary	74,000	74,000

Stockholders’ equity:
Common stock	158,761	158,261
Other paid-in capital	1,447,830	1,446,180
Retained earnings	16,564	357,889
Treasury stock	(1,179)	(411)
Accumulated other comprehensive loss	(29,765)	(30,412)

	1,592,211	1,931,507
Commitments and contingencies

Total liabilities and stockholders’ equity	$10,123,039	$10,600,279

ALLEGHENY ENERGY, INC.

Results by Business Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2003	2002	2003	2002
Total operating revenues:
Delivery and Services	$689.0	$857.8	$2,205.3	$2,561.9
Generation and Marketing	305.5	56.7	619.6	867.9
Eliminations	(356.9)	(377.4)	(1,112.4)	(1,103.0)

Total	$637.6	$537.1	$1,712.5	$2,326.8

Operating income (loss):
Delivery and Services	$64.9	$28.7	$198.5	$189.2
Generation and Marketing	(41.1)	(349.2)	(513.7)	(301.2)
Eliminations	8.1	1.7	(4.3)	(3.3)

Total	$31.9	$(318.8)	$(319.5)	$(115.3)

Consolidated income (loss) before cumulative effect of accounting changes:
Delivery and Services	$29.2	$(23.2)	$82.9	$41.9
Generation and Marketing	(85.1)	(240.6)	(400.7)	(260.1)
Eliminations	4.9	0.8	(2.7)	(2.2)

Total	$(51.0)	$(263.0)	$(320.5)	$(220.4)

Cumulative effect of accounting changes, net:
Delivery and Services	$—	$—	$(1.2)	$(130.5)
Generation and Marketing	—	—	(19.6)	—

Total	$—	$—	$(20.8)	$(130.5)

Consolidated net income (loss):
Delivery and Services	$29.2	$(23.2)	$81.7	$(88.6)
Generation and Marketing	(85.1)	(240.6)	(420.3)	(260.1)
Eliminations	4.9	0.8	(2.7)	(2.2)

Total	$(51.0)	$(263.0)	$(341.3)	$(350.9)